EXHIBIT 99.1
Regency Energy Partners LP Begins Trading on Nasdaq
DALLAS, Tex., Jan 31, 2006 — Regency Energy Partners LP today announced the initial public offering of 13,750,000 common units representing limited partner interests at a price of $20.00 per common unit. Total proceeds, net of underwriting discounts, from the sale of the 13,750,000 units are expected to be approximately $258.3 million. The underwriters have been granted a 30-day option to purchase up to an additional 2,062,500 common units to cover over-allotments, if any. The units are now trading on the Nasdaq National Market under the symbol “RGNC.”
UBS Investment Bank and Lehman Brothers are acting as joint book-runners for the offering, and co-managing underwriters include Citigroup, Wachovia Securities, A.G. Edwards, and KeyBanc Capital Markets. A copy of the final prospectus relating to this offering may be obtained when available from UBS Investment Bank, 299 Park Avenue, 29th floor, New York, NY 10171, Attn: Prospectus Department, Phone: 212-713-8802, or from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-7106, or from any of the other underwriters.
Regency Energy Partners LP is a growth-oriented, independent midstream energy partnership engaged in the gathering, processing, marketing, and transportation of natural gas and natural gas liquids.
This news release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of the prospectus.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.
Contacts
Roy Winnick or Mark Semer
Kekst and Company
212-521-4842 or 4802